SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                             FORM 8-K

                          CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2001


                          XVARIANT, INC.
      (Exact name of Registrant as specified in its Charter)


    Nevada                           000-28339             84-1398342
(State or other Jurisdiction        (Commission           (I.R.S. Employer
Incorporation or Organization)       File No.)            Identification No.)



     170 South Main Street #1050, Salt Lake City, Utah 84101
             (Address of Principal Executive Offices)

Registrant's Telephone Number including Area Code: (801) 536-5000


                              N/A
       Former name, former address and former fiscal year,
                  if changed since last report.
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Item 1.    Changes in Control of Registrant.

     Over the past few months, Xvariant, Inc. (the "Registrant"), and its wholly-owned subsidiary, Real Estate Federation, Inc. ("REF"), have failed to achieve the estimated operating results, which were projected by principals of REF several months ago prior to its acquisition by the Registrant in a reverse acquisition. As a result, the Registrant and REF have not been successful in raising additional needed equity capital, and the Registrant determined it was necessary to restructure the business in order to continue operations. In connection with the restructuring, Thomas Wright, Carter Knapp and Rick Craig, officers and directors of the Registrant and REF, each entered into a Separation Agreement (the "Separation Agreements") with the Registrant, REF, Applied Technology Consultants, Inc. ("ATC"), and Reed Benson, a principal of ATC, dated October 12, 2001, described below, under the terms of which Messrs. Wright, Knapp and Craig each resigned as officers and directors of the
Registrant and REF.   Prior to their resignations, the former directors
appointed Reed L. Benson as a director and Chief Executive Officer of the Registrant.

     In connection with the Separation Agreements, Messrs. Craig and Knapp each agreed to surrender all stock owned by them, for cancellation, which was 4,950,000 shares and 550,000 shares, respectively. Messrs. Craig's stock has been returned for cancellation, and Mr. Knapp's shares will be returned to the Registrant for cancellation as soon as he receives final severance pay from the Registrant, described below. Messrs. Craig and Knapp will each receive 100,000 shares of common stock, which will be restricted for transfer for a period of three years. The Registrant has agreed to pay to Messrs. Craig and Knapp the sums of $12,500 and $17,500, respectively, as full and complete satisfaction of all amounts owed to them for salary, vacation, expense reimbursement and any other amounts related in any way to their employment with the Registrant.

       In connection with his Separation Agreement, Mr. Wright terminated his employment as of October 1, 2001, with the Registrant. The Registrant has agreed to engage Mr. Wright as an independent consultant to provide sales, marketing and customer liaison services. The consulting services agreement shall be a month-to-month arrangement with either party being able to terminate the arrangement upon 30 days prior written notice. The Registrant has agreed to pay Mr. Wright the sum of $10,000 per month for his consulting services, and will reimburse Mr. Wright for certain costs related to the Registrant's business activities. During the time Mr. Wright is a consultant to the Registrant, he will also be entitled to monthly bonuses of $500 for each $5,000 of gross monthly income above $50,000. Total compensation shall not exceed $20,000 per month. The Registrant has agreed to pay Mr. Wright the sum of $12,500 as full and complete satisfaction of all amounts owed to him for salary, vacation, expense reimbursement and any other amounts related in any way to his employment with the Registrant.

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

      If the Registrant determines it is no longer a viable business, Mr. Wright will surrender all stock of the Registrant owned by him, or 4,400,000 shares. Upon cancellation of said shares, the Registrant shall issue to Mr. Wright, 100,000 shares of common stock, which will be subject to standard restrictions on transfer under applicable securities laws.

      In connection with the Separation Agreements, the Registrant has agreed to reimburse Messrs. Craig, Knapp and Wright for their attorneys' fees in connection with the transactions described above, in the amount of $3,500 each.

      As part of the Separation Agreement with Mr. Craig, the Registrant agreed to transfer to Mr. Craig all of the issued and outstanding shares of Xvariant, Inc., a Utah corporation, which is the wholly-owned subsidiary of REF. Mr. Craig has agreed to change the name of said corporation so that it will not conflict with the name of the Registrant. The Utah corporation performs certain software services for real estate and other companies. Although this company has generated some revenue over the past few months, such revenue does not provide any net income to the combined companies, and the Registrant does not consider this company to be a significant aspect of the Registrant's business.

      As indicated above, Mr. Reed Benson has been appointed Chief Executive Officer and a director of the Registrant. Mr. Benson will seek qualified people to appoint as additional board members. The Registrant plans to continue to pursue the principal business of REF over the next several weeks. To do so, it will require additional capital, and there is no assurance it will be successful in raising additional capital or on terms favorable to the Company.

      As a result of the transactions described above, the Registrant will have a total of 15,821,100 shares of common stock issued and outstanding.

Item 6.    Resignations of Registrant's Directors

      In connection with the Separation Agreements described above, all officers and directors of the Registrant resigned. Mr. Reed L. Benson was appointed the sole director and chief executive officer of the Registrant. (See Item 1. Changes in Control of Registrant).

Item 7.   Financial Statements and Exhibits

         (c)   Exhibits.

      The following documents are being filed as exhibits to this Form 8-K

    Exhibit No.   Title of Document
    -----------   -----------------
    10.1          Separation Agreement for Thomas E. Wright
    10.2          Separation Agreement for Carter Knapp
    10.3          Separation Agreement for Rick Craig



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


                           SIGNATURES

      Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                 REGISTRANT:

                                 XVARIANT, INC.


Date: October 31, 2001           By    /s/ Reed L. Benson
                                     ------------------------------------
                                     Reed L. Benson, President and
                                     Chief Executive Officer